Exhibit 99.1

FOR IMMEDIATE RELEASE

KLR Energy Acquisition Corp. and Tema Oil and Gas Company

to Combine to form Rosehill Resources, a Pure-Play Delaware Basin Company

Concurrent Private Placement will Position Rosehill Resources with Significant Growth Capital

HOUSTON, TX, December 20, 2016 — KLR Energy Acquisition Corp. (“KLR Energy”) (NASDAQ: KLRE, KLREU, KLREW), an oil and gas exploration and production focused special purpose acquisition entity, today announced that it has entered into a Business Combination Agreement with Tema Oil and Gas Company (“Tema”), a private company with assets in the core of the Delaware Basin in Loving County, Texas. The transaction was unanimously approved by the respective boards of directors of the companies and is expected to close in the first half of 2017, subject to certain closing conditions, including receipt of KLR Energy shareholder approval. Upon completion of the business combination, KLR Energy will change its name to Rosehill Resources Inc. (“Rosehill Resources”) and will apply to continue to trade on The NASDAQ Capital Market under the new ticker symbols ROSE, ROSEU, ROSEW. Rosehill Resources intends to significantly accelerate drilling on Tema’s high-quality operated acreage position and pursue strategic acquisitions.

In connection with the business combination, certain institutional investors will purchase $75 million of Rosehill Resources Series A Preferred Stock at $1,000 per share and warrants (the “Private Placements”). In addition, Tema’s parent, Rosemore, Inc. (“Rosemore”) and KLR Energy’s sponsor have agreed to purchase up to $20 million of Series A Preferred Stock or Class A Common Stock in certain circumstances to backstop redemptions. Together, the proceeds of the Private Placements and backstop by Rosemore and KLR Energy’s sponsor will be used to fund a portion of the cash consideration required to effect the business combination and for general corporate purposes. Following the closing of the transaction, Rosemore and its affiliates will collectively be the single largest stockholder of Rosehill Resources. KLR Energy is expected to retain a significant equity stake in Rosehill Resources and will have two representatives on Rosehill Resources’ Board of Directors.

“This transaction represents exactly the type of business combination target we were seeking to provide to our investors when we took KLR Energy public earlier this year. Upon completion of the business combination, Rosehill Resources will be a pure-play, Delaware Basin focused exploration and production company with a strong balance sheet and outstanding growth potential. The management team of Rosehill Resources has a robust track record of value creation, a long history of successful energy investing and demonstrated financial discipline,” said Gary Hanna, Chief Executive Officer of KLR Energy, who will serve as chairman of the board of directors of Rosehill Resources following the business combination. Tema’s management team will run Rosehill Resources post-transaction, led by J. A. (Alan) Townsend, President of Tema, who will serve as Chief Executive Officer of Rosehill Resources. “Rosehill Resources will have an excellent existing production base, a strong balance sheet with significant liquidity and a deep bench of technical, land and operations expertise,” said Townsend. “Tema has approximately 200 potential drilling locations on its existing acreage. That is about nine years of inventory assuming a 2-rig drilling program and doesn’t include significant upside potential through a downspacing program. Following the business combination, we will immediately begin to accelerate development of the Tema assets while also pursuing focused acquisitions.”

The anticipated pro forma enterprise value of the combined company is approximately $445 million, implying a projected adjusted EBITDA multiple of 9.8x and 5.8x for calendar 2017 and 2018, respectively, and post-closing equity and preferred capitalization of $507 million at $10.40 per share (the foregoing assuming no stockholder redemptions). Rosehill Resources expects to have $117 million of projected liquidity to fund its development plan.

Rosehill Resources Operating Highlights

•	4,771 net acres in the core of the Delaware Basin, greater than 80% held by production and 99% operated

•	Net production expected to be greater than 6,000 barrels of oil equivalent per day in January, 2017

•	70.1 million net barrels of oil equivalent of total 3P reserves as of June 2016, based on Ryder Scott reserve report

•	Approximately 200 potential drilling locations on current leaseholds, includes stacked pay consisting of 10 benches totaling 3000 ft. of reservoir thickness

•	Expected 9 years of inventory (using a 2-rig program) with significant upside through downspacing program

•	Aligned veteran leadership, averaging 30+ years E&P operating experience, deep technical knowledge of the Delaware Basin and a 10+ year track record of drilling horizontal shale wells

Business Combination

Pursuant to the Business Combination Agreement, Tema will contribute oil and gas properties and related assets to Rosehill Operating and KLR Energy will acquire 39% of the equity on a fully diluted basis of Rosehill Operating for $35 million in cash, the assumption of $55 million in debt and the contribution of remaining cash proceeds from KLR Energy’s initial public offering and the Private Placement. Including the $310 million in equity of Rosehill Operating retained by Tema, this assumes an enterprise value of Rosehill Operating of $400 million.

In order to facilitate the transaction, Rosemore and KLR Energy’s sponsor have agreed to backstop redemptions by the public stockholders of KLRE in excess of 30% of the outstanding shares of Class A Common Stock by purchasing Class A Common Stock or Series A Preferred Stock in an amount up to $20 million.

The closing of the transaction is subject to approval of KLR Energy stockholders and the satisfaction of customary conditions. The transaction is expected to close in the first half of 2017.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the combination, contribution and subscription agreements relating to the transaction.

Private Placement

In connection with the business combination, KLR Energy also announced that it has entered into Subscription Agreements with certain institutional investors to issue and sell in private placements a total of 75,000 shares of Series A Preferred Stock and 5,000,000 warrants (each entitling the holder to purchase one share of Class A Common Stock or $11.50) for gross proceeds of $75 million. The Series A Preferred Stock is entitled to 8.0% annual dividends, payable in cash or in-kind, and is convertible into shares of Rosehill Resources’ Class A Common Stock based on a conversion price of $11.50 per share. The proceeds of the private placement will be used to fund the cash portion of the consideration required to effect the combination and for general corporate purposes, including to finance development and potential acquisition activities following completion of the business combination. The private placement is conditioned upon, and is expected to close concurrently with, the business combination.

Advisors

BMO Capital Markets and KLR Group, LLC (“KLR Group”) acted as capital market advisors and private placement agents to KLR Energy. Vinson & Elkins LLP acted as legal counsel to KLR Energy and KLR Group. Petrie Partners, LLC acted as financial advisor and Norton Rose Fulbright US LLP acted as legal counsel to Rosemore and Tema.

Investor Webcast and Presentation Information

A webcast discussing the transaction can be accessed at http://www.netroadshow.com/nrs/wp/default.html?show=40Da26. Interested investors and other parties may also view the accompanying investor presentation filed today with the Securities and Exchange Commission (the “SEC”), which can be viewed on the SEC website at www.sec.gov or on KLR Energy’s website at www.KLRgroup.com.

About KLR Energy Acquisition Corp.

KLR Energy is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. KLR Energy is sponsored by KLR Energy Sponsor, LLC, an affiliate of KLR Group Holdings, LLC and KLR Group.

About Tema Oil and Gas Company

Tema is a rapidly growing, privately held, exploration and production company with producing assets in Texas and New Mexico. Current investment activity is focused in the Permian Basin and other high-potential proven basins. Tema’s strategy for growth is building a portfolio of high-quality acreage in proven resource play basins to provide a foundation of predictable production growth. Through active acquisition, exploitation and exploration across portions of Texas and New Mexico, the staff at Tema has continued the growth and success of the company since its formation in 1999. Tema is a wholly owned subsidiary of Baltimore, MD-based Rosemore, Inc., founded by descendants of Louis Blaustein, the 1910 founder of the American Oil Company.

About KLR Group

KLR Group is a full-service boutique investment bank focused on the energy industry founded in 2012 and led by Edward Kovalik, Stephen Lee and Reid Rubinstein. With offices in Houston and New York, KLR Group is committed to providing clients access to a broad range of financial services, advice and solutions typically available only to the largest public companies. These solutions include public and private, corporate and asset-level financings across the capital spectrum, advisory services, equity research, sales and trading, and merchant banking. To learn more about KLR Group, please visit www.KLRGroup.com.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: KLR Energy’s ability to consummate the business combination and related private placement; the benefits of the business combination; the future financial performance of KLR Energy following the business combination; changes in Tema’s reserves and future operating results; and expansion plans and opportunities. These forward-looking statements are based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing KLR Energy’s views as of any subsequent date, and KLR Energy does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, KLR Energy’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the contribution agreement; (ii) the outcome of any legal proceedings that may be instituted against KLR Energy following announcement of the proposed business combination and transactions contemplated thereby; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of KLR Energy, or other conditions to closing in the contribution agreement; (iv) the risk that the proposed business combination disrupts current plans and operations of KLR Energy or Tema as a result of the announcement and consummation of the transactions described herein; (v) KLR Energy’s ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of KLR Energy to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; (viii) the possibility that KLR Energy or Tema may be adversely affected by other economic, business, and/or competitive factors , including, but not limited to, future trends in energy markets and commodity prices; and (ix) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by KLR Energy.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in the proxy statement to be filed by KLR Energy with the SEC when available. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. KLR Energy and Tema disclaim any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, KLR Energy will file a preliminary proxy statement with the SEC and will mail a definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of KLR Energy are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with KLR Energy’s solicitation of proxies for its stockholders’ meeting to be held to approve the business combination and related transactions because the proxy statement will contain important information about the transactions, the parties thereto and risk factors that may affect investors. The definitive proxy statement will be mailed to stockholders of KLR Energy as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: KLR Energy Acquisition Corp., 811 Main Street, 18th Floor, Houston, Texas 77002, Attn: Gary C. Hanna.

Participants in Solicitation

KLR Energy, Tema, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of KLR Energy stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in KLR Energy of directors and officers of KLR Energy in KLR Energy’s Registration Statement on Form S-1, as amended, which was initially filed with the SEC on January 19, 2016. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to KLR Energy’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available. Information concerning the interests of KLR Energy’s and Tema’s participants in the solicitation, which may, in some cases, be different than those of KLR Energy’s and Tema’s stockholders generally, will be set forth in the proxy statement relating to the business combination when it becomes available.

Contact:

Gary C. Hanna/Edward Kovalik

(713) 654-8080